Exhibit 99.1

Cempra Inc. Doses First Patients in Solithromycin (CEM-101) Phase 2 Trial in Uncomplicated Urogenital Gonococcal Infections

CHAPEL HILL, N.C., June 12, 2012 – Cempra Inc. (Nasdaq: CEMP) today announced the dosing of the first two patients enrolled in a Phase 2 clinical trial to evaluate the efficacy, safety and tolerability of solithromycin in the treatment of uncomplicated urogenital gonococcal infections.

The Phase 2 clinical trial is an open-label, single-center study of 30 patients with clinically-proven uncomplicated gonorrhea that will be treated with a single 1,200 mg oral dose of solithromycin. The primary outcome will be bacterial eradication at test of cure, which is seven days after treatment. Safety and tolerability outcome measures will be investigated.

“Antibiotic-resistant Neisseria gonorrhoeae infections are becoming an increasing public health problem,” said Prabhavathi Fernandes, chief executive officer of Cempra. “A recent peer-reviewed publication demonstrated that solithromycin has in vitro activity against N. gonorrhoeae including most antibiotic-resistant strains. This clinical study is designed to determine the potential of solithromycin as a future treatment option for patients with these infections. We look forward to presenting top-line results by the end of this year.”

About CEM-101 (solithromycin)

Solithromycin is the first fluoroketolide with a number of attributes that may provide clinically important advantages over several comparator products:

•	Eight to 16 times more potent than azithromycin and is active against organisms that have become resistant to azithromycin

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Potent in vitro activity against a broad range of respiratory pathogens, including pneumococci, beta-hemolytic streptococci, staphylococci, Haemophilus, Legionella, Mycoplasma, Moraxella and Chlamydophila

•	Potent in vitro activity against other medically significant pathogens, including CA-MRSA, M. avium, malaria, enterococci and gonococci

•	Good tolerability to date as demonstrated in Phase 1 and 2 trials of the oral formulation

•	Low resistance frequency in vitro

•	No pyridine side chain, unlike telithromycin; the pyridine moiety is believed responsible for certain adverse effects observed with telithromycin (Ketek®).

•	Excellent tissue distribution and intracellular tissue concentrations, including lung epithelial lining fluid and alveolar macrophages

•	Oral and IV formulations concurrently in development

•	Once-daily dosing

About Cempra Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates have both completed oral Phase 2 clinical trials and seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to utilize its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor Contacts:

Robert E. Flamm, Ph.D.

Russo Partners LLC

(212) 845-4226

robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

andreas.marathis@russopartnersllc.com

Media Contact:

Elliot Fox

Russo Partners LLC

(212) 845-4253

elliot.fox@russopartnersllc.com